Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Discovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Series A common stock, par value $0.01 per share	Other(3)	1,702,536,808(2)	N/A	$47,262,421,770.91(3)	$0.0000927	$4,381,226.50
	Equity	Series A common stock, par value $0.01 per share	Other(5)	695,402,358(4)	N/A	$16,655,875,542.62(5)	$0.0000927	$1,543,999.66
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$63,918,297,313.53		$5,925,226.16
	Total Fees Previously Paid							$5,925,226.16
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)    All securities being registered are issued by Discovery, Inc., to be renamed Warner Bros. Discovery, Inc. (the combined company), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of May 17, 2021 (the “Merger Agreement”), as described in Discovery, Inc.’s Registration Statement on Form S-4 (File No. 333-261188).

(2)    Represents the maximum number of shares of Series A common stock of Warner Bros. Discovery, Inc., par value $0.01 per share (“WBD common stock”), estimated to be issuable to holders of Magallanes, Inc. (“Spinco”) common stock upon completion of the transactions contemplated by the Merger Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of WBD common stock as may be issuable as a result of stock splits, stock dividends or the like.

(3)    Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) and Rule 457(f) under the Securities Act based on $27.76, the average of the high and low prices of shares of Series A common stock of Discovery, Inc., par value $0.01 per share (“Discovery Series A common stock”), as reported on the Nasdaq Global Select Market (“Nasdaq”) on November 16, 2021.

(4)    Represents the maximum number of shares of WBD common stock estimated to be issuable to holders of Discovery, Inc.’s stock, which will be reclassified and automatically converted into shares of WBD common stock in connection with the completion of the transactions contemplated by the Merger Agreement (the “Reclassification”). The number of shares of WBD common stock being registered is based on the sum of (a) 169,259,793 shares of Discovery Series A common stock that will each be reclassified and converted into one share of WBD common stock in the Reclassification, (b) 6,512,378 shares of Series B convertible common stock of Discovery, Inc., par value $0.01 per share (“Discovery Series B common stock”), that will each be reclassified and converted into one share of WBD common stock in the Reclassification, (c) 330,146,263 shares of Series C common stock of Discovery, Inc., par value $0.01 per share (“Discovery Series C common stock”), that will each be reclassified and converted into one share of WBD common stock in the Reclassification, (d) 7,852,583 shares of Series A-1 convertible participating preferred stock of Discovery, Inc., par value $0.01 per share (“Discovery Series A-1 preferred stock”), that will each be reclassified and converted into 13.11346315 shares of WBD common stock in the Reclassification and (e) 4,313,350 shares of Series C-1 convertible participating preferred stock of Discovery, Inc., par value $0.01 per share (“Discovery Series C-1 preferred stock”), that will each be reclassified and converted into 19.3648 shares of WBD common stock in the Reclassification, each issued and outstanding as of the close of business on November 12, 2021, and 2,951,572 additional shares of Discovery Series A common stock and 30,651 additional shares of Discovery Series C common stock estimated to be issuable in connection with Discovery, Inc. equity-based awards prior to the completion of the transactions contemplated by the Merger Agreement, which will each be reclassified and converted into one share of WBD common stock in the Reclassification.

(5)    Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) and Rule 457(f) under the Securities Act based on the sum of (a) the product of 172,211,365 shares of Discovery Series A common stock and $27.76, the average of the high and low prices of shares of Discovery Series A common stock as reported on Nasdaq on November 16, 2021, (b) the product of 6,512,378 shares of Discovery Series B common stock and $42.87, the average of the high and low prices of shares of Discovery Series B common stock as reported on Nasdaq on November 16, 2021, (c) the product of 330,176,914 shares of Discovery Series C common stock and $26.91, the average of the high and low prices of shares of Discovery Series C common stock as reported on Nasdaq on November 16, 2021, (d) the product of 7,852,583 shares of Discovery Series A-1 preferred stock and $158.33, the book value of each share of Discovery Series A-1 preferred stock as of September 30, 2021, and (e) the product of 4,313,350 shares of Discovery Series C-1 preferred stock and $340.67, the book value of each share of Discovery Series C-1 preferred stock as of September 30, 2021. Because there is no trading market for the Discovery Series A-1 preferred stock and the Discovery C-1 preferred stock, their values were based on their respective book values as of September 30, 2021.